OREGON METALLURGICAL CORPORATION


                                                      EXHIBIT 11.1

                                            Earnings per share computation


                                                     Three Years Ended
                                                     December 31, 1995
                                          (in thousands except per share data)

                                               1995       1994        1993
                                               ____       ____        ____

Net Income (loss)                           $ (2,415)   $ (2,023)   $ (4,098)
                                             ========    ========   ========

Weighted average shares outstanding            10,921      10,997     10,839

Weighted average share equivalents
assumed issued from Excess Benefit
Plan                                              121         ---        ---

Weighted average shares equivalents
assumed issued from  exercise of warrants          59           4        ---

Weighted average share equivalents
assumed issued as part of Employee
Compensation policy                               118         ---        ---
                                             ________    ________    ________

Weighted average share and share
equivalents outstanding                        11,219      11,001     10,839
                                             ========    ========   ========
Net income (loss) per share                  $  (0.22)   $  (0.18)  $  (0.38)
                                             ========    ========   ========

Earnings per share computed on both the primary and fully diluted bases are the same.

t:\wpwin60\95annual\exhibit.111